Exhibit 10.9

DYNEX CAPITAL, INC.

PERFORMANCE BONUS FOR

RETURN ON ADJUSTED EQUITY

Thomas Akin, Chief Executive Officer, Byron Boston, Chief Investment Officer, and Stephen Benedetti, Chief Financial Officer and Chief Operating Officer, (collectively, the “Participants”) will be eligible for an annual performance bonus based on the annual return on adjusted equity of the Company (the “ROAE Bonus”).  Management, at its option, may also elect to compensate certain other members of senior management of the Company in accordance with the terms of this ROAE Bonus.  The ROAE Bonus will be calculated on a calendar year basis.

Determination of the Bonus Amount

The ROAE Bonus amount earned for a calendar year will be determined individually for each of the Participants, and subject to an increase of up to 5% to the extent the ROAE Participant elects to receive payment of the ROAE Bonus amount in common stock of the Company (“Common Stock”), will be equal to the product of 100% at the Participant’s actual base salary paid for the relevant calendar year times the sum of (x) the product of 50% times the Reference Rate as calculated below and (y) the product of 50% times the percentage determined by the Compensation Committee of the Board of Directors earned by the Participant relative to certain qualitative objectives set for the Participant by the Compensation Committee.

The maximum ROAE Bonus amount earned for a calendar year will be 100% of the Participant’s actual base salary paid for the relevant calendar year; provided that if an ROAE Participant elects to receive payment of some or all of the ROAE Bonus amount in Common Stock, the portion of the ROAE Bonus amount paid in Common Stock will be increased by 5%.

Determination of Reference Rate

The Reference Rate for a calendar year will be determined based on the Company’s Return on Average Equity (“ROAE”) for the calendar year.  ROAE will be determined as the Company’s net income for the calendar year, determined in accordance with generally accepted accounting principles, adjusted for any non-recurring extraordinary items as determined by the Compensation Committee in its sole discretion, divided by average common shareholder equity excluding unrealized gains and losses, and adjusted for any equity capital that is raised until such time the capital is deployed.

The ROAE will then be annualized for purposes of determining the Reference Rate below.

Reference Rate
ROAE less than 6%	- %
ROAE 6% or greater and less than 8%	25%
ROAE 8% or greater and less than 10%	50%
ROAE 10% or greater and less than 12%	75%
ROAE 12% or greater	100%

Determination of Qualitative Objectives

Each Participant’s qualitative objectives for a calendar year will be set by the Compensation Committee during the first ninety days of the year, and will include achievement of certain qualitative corporate goals during the year as well as individual goals; provided that qualitative objectives for calendar year 2009 will be set by the Compensation Committee during the first 180 days of the year.

Payment of the Bonus Amount

Amounts due to the Participants for the ROAE Bonus for any year will be paid concurrently with the filing of the Company’s Annual Report on Form 10-K for that year or March 15 of the year following the performance period, whichever is earlier (the “Payment Date”).  In no event will the Payment Date be later than March 15.

Amounts due to the Participants for the ROAE Bonus for any year will be paid, at the election of the Participant, in cash, in Common Stock, or in a combination of cash and Common Stock.  To the extent the Participant chooses to receive payment of all or a portion of the ROAE Bonus amount in Common Stock, the amount paid in Common Stock will be increased by 5%.

Any Common Stock granted as payment of all or any portion of the ROAE Bonus amount due to a Participant will be granted under and pursuant to the terms of the Company’s 2009 Stock and Incentive Plan (the “2009 Plan”), if approved by shareholders.  Such Common Stock will be determined using the Fair Market Value (as defined in the 2009 Plan) of the Common Stock on the Payment Date.  If the 2009 Plan is not approved by shareholders, then all ROAE Bonus amounts will be paid only in cash.

Approved by the Compensation Committee of the Board on March 26, 2009.
Approved by the Board of Directors on March 30, 2009.